UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2011 (October 20, 2011)
ALLIED HEALTHCARE INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

New York	1-11570	13-3098275

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, New York, New York	10167

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 750-0064
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.
As previously announced, on July 28, 2011, Allied Healthcare International Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Saga Group Limited, a corporation organized under the laws of England and Wales (“Parent”), and AHL Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).
On October 20, 2011, the merger of Merger Sub with and into the Company (the “Merger”) contemplated by the Merger Agreement was consummated. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent.
Pursuant to the Merger Agreement, at the effective time of the Merger:
(i) each outstanding share of common stock of the Company, other than shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent and shares held in the treasury of the Company, was cancelled and converted into the right to receive $3.90 in cash, without interest; and
(ii) each outstanding option to purchase Company common stock and stock-settled stock appreciation right (“SAR”) that vested prior to the effective time, including those options and SARs that vested as a result of the Merger, were cancelled in consideration of a cash payment equal to the excess, if any, of (i) $3.90 over (ii) the per share exercise price of such option or SAR, as applicable, multiplied by the total number of shares of common stock subject to such option or SAR.
In the event the exercise price of any option was equal to or greater than $3.90, the option was cancelled without payment. No SAR vested prior to the Merger and, accordingly, no payment was made in respect of any SAR.
The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 1, 2011 and incorporated herein by reference.
ITEM 3.01 NOTIFICATION OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.
On October 20, 2011, the Company notified the NASDAQ Stock Market (“NASDAQ”) of the consummation of the Merger and requested that trading in the common stock of the Company be suspended and that the common stock of the Company be withdrawn from listing on the NASDAQ Global Select Market as of the close of market on October 20, 2011. At the Company’s request, NASDAQ filed with the Securities and Exchange Commission (the “SEC”) a Form 25 that delisted the common stock of the Company from the NASDAQ Global Select Market. The Form 25 will also deregister the common stock of the Company under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Company intends to file with the SEC a certification on Form 15 pursuant to which it will deregister its common stock under Section 12(g) of the Exchange Act and suspend its reporting obligations under Section 15(d) of the Exchange Act.
ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.
At the effective time of the Merger, each outstanding share of common stock of the Company, other than shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent and shares held in the treasury of the Company, was cancelled and converted into the right to receive $3.90 in cash, without interest.
ITEM 5.01 CHANGES IN CONTROL OF THE REGISTRANT
On October 20, 2010, as a result of the Merger, the Company became a wholly-owned subsidiary of Parent.
The aggregate consideration paid by Parent in the Merger for shares of common stock of the Company and options to purchase shares of common stock of the Company was approximately $174.5 million. The purchase price was funded by freely available cash or borrowings under the existing credit facilities of Parent.
ITEM 5.02 DEPARTURES OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 20, 2011, in connection with the Merger, each of Sophia Corona, Mark Hanley, Wayne Palladino, Jeffrey Peris, Raymond Playford, Ann Thornburg and Alexander (Sandy) Young resigned as a director of the Company and as a member of all committees of the board of directors on which he or she served.
On October 20, 2011, pursuant to the terms of the Merger Agreement, John Ivers, Martyn Ellis and John Davies became the directors of the Company. Each of Messrs. Ivers, Ellis and Davies is an affiliate of Parent.
ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.
On October 20, 2011, at the effective time of the Merger, the certificate of incorporation of the Company was amended in the manner set forth in the certificate of merger that was filed with the Department of State of the State of New York. The certificate of merger is attached hereto as Exhibit 2.1 and incorporated herein by reference.
ITEM 8.01 OTHER EVENTS.
On October 20, 2011, the Company issued a press release announcing the consummation of the Merger. A copy of the press release is attached hereto Exhibit 99.1.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits
2.1 Certificate of Merger of AHL Acquisition Corp. into Allied Healthcare International Inc., as filed with the Department of State of the State of New York on October 20, 2011.
99.1 Press release, dated October 20, 2011, of Allied Healthcare International Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 20, 2011

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Marvet Abbassi
	Name:	Marvet Abbassi
	Title:	Financial Controller